News Release
Media Contacts: Lisa Bottle +1 704 423 7060 Gail K. Warner +1 704 423 7048 Investor Contact: Paul Gifford +1 704 423 5517	Goodrich Corporation Four Coliseum Centre 2730 West Tyvola Road Charlotte, NC 28217-4578 Tel: 704 423 7000 Fax: 704 423 7127 www.goodrich.com
Goodrich Announces Exchange Offers for 2008, 2009 and 2012 Notes
CHARLOTTE, NC, May 22, 2006 — Goodrich Corporation (NYSE: GR) has commenced an offer to exchange a new series of notes due July 1, 2016 for its outstanding: $296,900,000 principal amount 7 1/2% Notes due April 15, 2008, which were issued in 2002; $75,750,000 principal amount 6.45% Notes due April 15, 2008, which were issued in 1998; and $200,000,000 principal amount 6.60% Notes due May 15, 2009, which were issued in 1999.
Goodrich has also commenced an offer to exchange a new series of notes due July 1, 2036 for its outstanding $500,000,000 principal amount 7.625% Notes due December 15, 2012, which were issued in 2002.
The primary purpose of the exchange offers is to lengthen the company’s debt maturities. Both exchange offers are being conducted upon the terms and subject to the conditions set forth in an offering memorandum dated May 22, 2006 and the related letter of transmittal. The exchange offers are only made, and copies of the offering documents will only be made available to holders of the above-listed outstanding notes who have certified certain matters to the company, including their status as “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933.
The total exchange price to be received by tendering note holders in each exchange offer will include an early participation payment payable only to holders who tender their notes at or before 5:00 p.m. New York City time on June 5, 2006, subject to extension (referred to as the “early participation date”).
Each of the exchange offers will expire at 12:00 midnight, New York City time, on June 19, 2006, unless extended or terminated. Tenders of old notes in an exchange offer may be validly withdrawn at any time prior to the early participation date of that exchange offer, but will thereafter be irrevocable, except in certain limited circumstances where additional withdrawal rights are required by law (as determined by Goodrich). Tenders submitted in an exchange offer after the early participation date of that exchange offer will be irrevocable except in the limited circumstances referred to in the preceding sentence.
The new notes will not be registered under the Securities Act of 1933 or any state securities laws. Therefore, the new notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.
Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.
This press release is not an offer to sell or a solicitation of an offer to buy any security. The exchange offers are being made solely by the offering memorandum and related letter of transmittal.
###